Exhibit 23.2

David Lubin & Associates, PLLC

10 Union Avenue

Suite 5

Lynbrook, New York 11563

Telephone: (516) 887-8200Facsimile: 516-887-8250

david@dlubinassociates.com

February 20, 2014

Kange Corp.

848 N. Rainbow Blvd #3435

Las Vegas, Nevada 89107

CONSENT OF LEGAL COUNSEL

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

/s/ David Lubin & Associates, PLLC